Exhibit 11 - Statement re Computation of Per Share Earnings
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                           Three Months Ended        Six Months Ended
                                   April 30,         _   __ April 30,    ____
                               1997           1996   1997                1996
Net loss                      $(853,000)  $(418,000) $(1,247,000)   $(803,000)

Calculation of weighted
  average common shares
  outstanding:

  Outstanding common shares
    at beginning of period   38,123,674  18,485,697   36,543,573   18,910,697

  Impact of repurchase of
    Former Chairman of the
    Board and CFO's shares                                           (221,840)
  Impact of January 31, 1997
    Precision Tracking issue                             795,580
  Other                         ( 3,287)               (  16,618)       8,340

Total weighted average
  common shares              38,120,387  18,485,697   37,322,535   18,697,197


Primary and Fully Diluted
  Loss per Share              $(.02)       $(.02)        $(.03)       $(.04)

NOTE: The weighted average effect of common stock equivalents was anti-dilutive for 1996 and 1997 and, therefore, was not considered in the above calculation.
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